Thornburg Investment Trust 485BPOS

Exhibit 99(p)(1)

THORNBURG INVESTMENT MANAGEMENT
THORNBURG INVESTMENT TRUST
THORNBURG SECURITIES CORPORATION

Personal Securities Transactions Policy

March 2018

Policy Objectives

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. (“TIM”), Thornburg Investment Trust (the “Trust”) and Thornburg Securities Corporation (“TSC”) (singularly a “Company” or together the “Companies”). Each of the Companies seeks the highest standards of ethics and conduct from its employees in all of their business relationships, and TIM hereby acknowledges its fiduciary obligations to its Investment Clients.

This Policy has been adopted by each of the Companies with the objectives of promoting honesty and integrity, and preventing wrongdoing by the Companies’ employees. In particular, this Policy seeks to prevent an employee of the Company, in connection with the direct or indirect purchase or sale by that employee of Securities held or proposed to be purchased or sold by any Investment Client, from:

1. employing any device, scheme or artifice to defraud any Investment Client;

2. making any untrue statement of material fact to any Investment Client or omitting to state a material fact necessary in order to make the statements made to any Investment Client, in light of the circumstances under which they are made, not misleading;

3. engaging in any act, practice or course of business that operated or would act as a fraud or deceit on any Investment Client; or

4. engaging in any manipulative practice with respect to any Investment Client.

This Policy is intended to constitute the Companies’ written code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940. In addition, this Policy together with a separately adopted Investment Adviser Code of Business Conduct and Ethics, is intended to comprise TIM’s code of ethics described in Rule 204A-1 under the Investment Advisers Act of 1940. Any report filed under this Policy will be deemed to satisfy both Rule 17j-1 and Rule 204A-1.

See the Glossary of Terms for definitions of terms used in this Policy.

Prior Authorization for Securities Transactions

All Access Persons and their Family Members must obtain prior authorization from the Compliance Department for any Securities transactions, other than those Securities transactions described below under “Transactions that Do Not Require Prior Authorization.”

Access Persons must submit each request for authorization through the STARCompliance system and are not permitted to conduct such transaction until approval is received from the system. Certain types of transactions, including those listed below, will be directed to a Designated Compliance Officer for manual review and may require additional time for an authorization decision:

●	Purchases of Securities distributed in an Initial Public Offering or Limited Offering.
●	Transactions involving Supervised Persons on the Restricted List or Securities on the Restricted List. See “Restricted List” below.
●	Transactions involving Securities on the then-current Holdings List. See “Holdings List” below.

Any transaction for which prior authorization is received must be completed by 11:59PM MST on the next business day after such authorization is received, with the exception of purchases of securities distributed in an initial public offering or limited offering.

The foregoing prior authorization requirements do not apply to transactions by an Independent Trustee.

Transactions that Do Not Require Prior Authorization

The following Securities transactions are exempt from the prior authorization requirements described above:

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Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control. No direct or indirect influence or control means having no input about or advance knowledge of the particular purchases or sales of securities or the particular allocation of investments in an account.

●	Purchases or sales for which the Access Person does not directly or indirectly have Beneficial Ownership.
●	Purchases or sales which are non-volitional on the part of the Access Person.
●	Purchases or sales through an Automatic Investment Plan.
●	Purchases or sales of U.S. or foreign government or agency bonds.
●

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.

●

Purchases or sales of shares of any investment company registered as such under the Investment Company Act, including but not limited to, open-end funds, closed-end funds, unit investment trusts, exchange-traded funds, and money market mutual funds.

●	Purchases or sales of Securities for any Private Fund managed by TIM.

Derivative Transactions

A transaction in any put or call option or any future on a security, will be treated as a Securities Transaction under this Policy. For the purposes of this Policy, derivative transactions will be divided into two categories: “call equivalent positions” and “put equivalent positions.” A “call equivalent position” is treated as a purchase of the underlying security. Conversely, a “put equivalent position” is treated as a sale of the underlying security.

Holdings List

The Holdings List is a list of all securities held by any TIM client. A Security will remain on the Holdings List for 15 calendar days after it is last held by the Companies and will be considered on the list for the 15-day period prior to it being initially held by TIM. Subject to prior authorization requirements set forth above under “Prior Authorization for Securities Transactions,” Access Persons are prohibited from purchasing any Security which is on the then-current Holdings List, or which the Access Person knows is being considered for purchase or sale by an Investment Client. Compliance will review all personal transactions of Securities on the Holdings List and if it determines that an Access Person received a benefit due to a transaction or transactions by an Investment Client, the Access Person may be required to disgorge such benefit, as determined by the Chief Compliance Officer. In determining whether to require disgorgement, Compliance will consider various factors including the length of time between the Access Person’s trade and the Investment Client’s trade. The receipt of prior authorization from Compliance for a trade of a Security on the Holdings List does not prevent Compliance from subsequently seeking disgorgement.

Restricted List

The Chief Compliance Officer, or a Compliance Officer of his/her designation, will maintain a Restricted List. A Security will be placed on this list when it is known by the Compliance Department that a Supervised Person possesses material nonpublic information about or affecting the Security or its issuer. A Supervised Person will be placed on this list when it is known by the Compliance Department that such Supervised Person may possess material nonpublic information about or affecting one or more Securities or their issuers.

Reporting Requirements for Access Persons

Access Persons

Except as provided below for Independent Trustees, the Companies require all Access Persons to file the following reports through the STARCompliance system:

●	a Statement of Outside Brokerage Activity no later than 10 days after being hired or designated as an Access Person.
●	an Initial Holdings Report no later than 10 days after being hired or designated as an Access Person.
●	an Annual Holdings Report by January 30th each year for the previous twelve months beginning January 1st and ending December 31st.
●	a Quarterly Transactions Report no later than 30 days after the end of each calendar quarter.

See “Reporting of Personal Securities Ownership” below for more detail about these reports.

Additionally, the Companies require all Access Persons to notify each firm that maintains an outside brokerage account for them, or for a Family Member, of their association with the Companies and the Companies’ ongoing requirement to promptly receive account transaction and holdings data.

Trustees of the Trust

An Independent Trustee (who would be required to file a report solely by reason of being a trustee of the Trust) need not make: (i) an Initial Holdings Report; (ii) an Annual Holdings Report; or (iii) a Quarterly Transaction Report; except that the Trustee will need to file a Quarterly Transaction Report if the Trustee knew or in the ordinary course of his duties as a Trustee should have known that, during the 15-day period immediately before or after the Trustee’s transaction in a Security, the Trust purchased or sold the Security, or the Trust or TIM considered purchasing or selling the Security.

Reporting of Personal Securities Ownership

Statement of Outside Brokerage Activity

This statement must be completed and returned to the Compliance Department no later than 10 days after being hired or designated as an Access Person and shall disclose each brokerage account in which they or a Family Member have any Beneficial Ownership or, if the individual is also an associated person of TSC, discretionary trading authority. The disclosure shall be on a form prescribed by the Compliance Department and shall include the account number for each account and the identity of the firm where the account is maintained. The establishment of any subsequent outside brokerage accounts requires prior written consent from the Compliance Department. Additionally, it is the responsibility of each associated person of TSC to notify each firm where they maintain a brokerage account required to be disclosed on a Statement of Outside Brokerage Activity, that they are an associated person of TSC.

Once a Statement of Outside Brokerage Activity has been submitted through the STARCompliance system, the Compliance Department will send a request to each firm which maintains an outside brokerage account for that Access Person to receive ongoing account transaction and holdings information. It is the Access Person’s responsibility to ensure that the Compliance Department’s request is honored.

Initial and Annual Holdings Reports

The Initial Holdings Report must be filed by each Access Person through the STARCompliance system no later 10 days after the individual is hired or designated as an Access Person. Information contained in the report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person.

The Annual Holdings Report must be filed by each Access Person by January 30th each year. The information contained in the report must be from January 1st through December 31st of the previous year.

The Initial Holdings Report and Annual Holdings Report must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

●	The title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount.
●	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.
●	The date the report is filed.

In lieu of including the above information on these reports, an Access Person or his brokerage firm may submit duplicate trade confirmations or brokerage account statements, provided that such confirmations or statements contain information equivalent to what would otherwise be included in these reports. You must ensure that all transactions placed within the designated period appear on the report or in the duplicate confirmations or statements.

Quarterly Transactions Reports

A Quarterly Transaction Report must be filed through the STARCompliance system no later than 30 days after the end of each calendar quarter.

The Quarterly Transaction Report must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

●	The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount.
●	The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition of the Security.

●	The price at which the transaction was effected.
●	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.
●	The date the report is filed.

In lieu of including the above information on this report, the Access Person or his brokerage firm may submit duplicate trade confirmations or brokerage account statements, provided that such confirmations or statements contain information equivalent to what would otherwise be included in the report. You must ensure that all transactions placed within the designated period appear on the report or in the duplicate confirmations or statements.

The Chief Compliance Officer may waive the requirement to submit or extend the filing deadline of the Quarterly Reports under certain circumstances, including but not limited to Access Persons on maternity leave or extended medical leave.

Reporting Exemptions

The Companies exempt the following holdings and transactions from the reporting requirements:

●

Holdings and transactions effected in any account over which the Access Person or Family Member has no direct or indirect influence or control. No direct or indirect influence or control means having no input about or advance knowledge of the particular purchases or sales of securities or the particular allocation of investments in an account.

●	Transactions effected pursuant to an Automatic Investment Plan.
●

Holdings and transactions of shares of any registered open-end mutual fund (including money market mutual funds), except for shares of (i) a Thornburg Fund or (ii) a mutual fund for which Thornburg acts as sub-advisor. NOTE: Shares of all other types of investment companies, including but not limited to closed-end investment companies, unit investment trusts, or exchange-traded funds, are subject to the reporting requirements in this Policy.

Designated Brokerage Accounts

Brokerage accounts of Access Persons must be held only at the following approved designated broker-dealers (each a “Designated Broker”):

●	Ameriprise Financial
●	Charles Schwab
●	E*Trade
●	Fidelity
●	Interactive Brokers
●	Merrill Lynch
●	Morgan Stanley
●	Raymond James
●	RBC
●	T. Rowe Price
●	TDAmeritrade
●	UBS
●	USAA
●	Vanguard Brokerage
●	Wells Fargo

Designated Brokers will electronically provide information about your reported accounts and trading activity to the Companies through STARCompliance.

The Compliance Department may waive or modify the above restriction, or grandfather in brokerage accounts held at non-Designated Brokers prior to December 2014. Additional firms may be added as approved designated broker-dealers at the discretion of the Compliance Department.

Administration and Enforcement of the Policy

The Chief Compliance Officer will designate one or more compliance officers to serve as a Filing and Review Officer. The Filing and Review Officer(s) will be responsible for:

●	Maintaining current and previous lists of all Access Persons.
●	Maintaining a record of the Filing and Review Officers in such a manner that the individuals serving in that capacity can be identified for any period of time.
●	Maintaining the Initial Holdings Reports, Annual Holdings Reports, Quarterly Transactions Reports and Statements of Outside Brokerage Activity that are filed, including all backup documentation.
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Maintaining a schedule of report filing dates. This schedule will reflect any case in which a report was filed late, the date any reminders were sent out and any sanctions imposed. If a report is not filed within the required time the Filing and Review Officer will advise the Chief Compliance Officer.

●	Maintaining copies of the current and previous Holdings Lists.
●	Maintaining evidence of any prior approval requests submitted through the STARCompliance system.
●	Maintaining records of waivers, including backup documentation of any waivers issued.
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Monitoring personal Securities transactions and trading patterns through the review of reports generated by the STARCompliance system, and the review of duplicate confirmations and periodic account statements received. The Chief Compliance Officer will review the personal Securities transactions of the Filing and Review Officer.

●	Reporting apparent violations to the Chief Compliance Officer.
●	Maintaining a record of any violation, written violation reports and record of any action taken as a result of the violation.
●	Requesting duplicate confirmations and periodic statements for all outside brokerage accounts.
●	Maintaining records of requests for duplicate brokerage confirmations and account statements, and files of duplicate brokerage confirmation and account statements received.

Certain documents may be maintained by the Filing and Review Officer(s) within the STARCompliance system. See “Books and Records,” below for the periods of time records are to be retained.

The Filing and Review Officer(s) will seek to protect the confidentiality of those records containing personal information about an Access Member or Family Member, including information about the investment holdings or investment trading activity of an Access Person or Family Member. Such information will only be shared with members of the compliance department, outside counsel, securities regulators and other persons who, in the judgment of the Filing and Review Officer(s) or the Chief Compliance Officer, have a legitimate need to know such information, or with persons to whom the Companies are under a legal obligation to disclose such information.

Certification

Each Supervised Person of the Companies will be provided a copy of this Policy and must certify in writing no later than 30 days after receipt of the Policy, that they have received a copy of this Policy, read and understand all provisions of this Policy, and agree to comply with the applicable terms of this Policy. The Companies will provide any amendments to the Policy and will require all Supervised Persons to certify in writing that they have received, read and understand the amendments. Each year the Chief Compliance Officer or compliance officer designated by the Chief Compliance Officer will conduct an annual meeting with all Supervised Persons of TIM and TSC to review the Policy and will require all Supervised Persons to certify, no less than once per calendar year, that they have read, understood and complied with the Policy, that they have made all of the reports required by the Policy and have not engaged in any prohibited conduct.

Reporting Violations

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Policy to the Chief Compliance Officer. If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Sanctions

Upon discovering a violation of this Policy, each Company may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator’s employment.

Reporting to Company Presidents, the Board of Trustees, and Investment Companies

The Chief Compliance Officer shall provide a written report to the Trustees of Thornburg Investment Trust at least annually. The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that the Trust, TIM, and TSC have each adopted procedures reasonably necessary to prevent violations of this Policy.

The Chief Compliance Officer shall provide a written report to investment companies other than the Trust for which TIM acts as investment adviser or sub-adviser, as may reasonably be requested. The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that TIM has adopted procedures reasonably necessary to prevent violations of this Policy.

Annual Review

Pursuant to the review requirements of Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the Investment Company Act, the Chief Compliance Officer shall conduct a periodic review, no less than once per calendar year, of the adequacy of the Policy and the effectiveness of its implementation.

Recordkeeping

In its books and records (which may include maintenance of records through the STARCompliance system) the Compliance Department will:

●	Retain a copy of each version of this Policy that has been in effect at any given time.

●	Retain a record of any violations of this Policy, written violation reports and any action taken as a result of the violation.
●	Maintain Holdings and Transaction Reports and Statements of Outside Brokerage Activity that are filed, including backup documentation.
●	Maintain copies of duplicate brokerage confirmations and account statements received and requests made.
●	Maintain Request for Prior Clearance of Security Transactions forms, and any backup documentation, and waivers granted.
●	Maintain copies of Holdings Lists.
●	Maintain copies of Restricted Lists
●	Maintain lists of Access Persons and Registered Representatives.
●	Maintain schedule of report filing dates, reminders and sanctions imposed.
●	Maintain copies of reports to the Chief Compliance Officer, the Trust, and the President.
●	Maintain a record of persons designated as Filing and Review Officers.
●	Maintain sign in sheet and material distributed at the annual meeting at which this Policy is reviewed with all Supervised Persons.

In its books and records, the Human Resources Department will:

●	Maintain a record of all employee certifications/acknowledgements of receipt of this Policy and any amendments hereto.

All records shall be maintained and preserved pursuant to the separately adopted Document Retention and Destruction Policy for the time period indicated in the current Books and Records Matrix.

Glossary of Terms

“Access Person” means:

i. Any Trustee, director, officer or partner of any of the Companies.

ii. Any Supervised Person of any of the Companies, unless, in the Chief Compliance Officer’s sole discretion, a particular Supervised Person does not have ongoing access to the Companies’ headquarters or information systems.

iii. Individuals who are registered with the FINRA as an associated person of Thornburg Securities Corporation.

iv. Any director, officer, general partner or employee of any company in a Control relationship with any of the Companies who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Client, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

v. Any natural person who is in a Control relationship with any of the Companies and who obtains information concerning recommendations made to any Investment Client with regard to the purchase or sale of Securities by the Investment Client.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

“Chief Compliance Officer” means the chief compliance officer for TIM.

“Compliance Department” means TIM’s compliance department.

“Control” shall be interpreted in accordance with Section 2(a)(9) of the Investment Company Act of 1940.

“Family Member” means the members of an Access Person’s immediate family (a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) sharing the same household; provided, however, that the presumption of such beneficial ownership by a Family Member may be rebutted by an Access Person.

“Independent Trustee” means a Trustee who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Client” means (1) any investment company registered as such under the Investment Company Act of 1940 or series thereof or any component of such series for which TIM is an investment adviser or investment sub-adviser; or (2) any private accounts owned by any person for whom TIM is an investment adviser or investment sub-adviser; (3) any customer of TSC.

“Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

“Private Fund” means an investment vehicle the securities of which are not registered under the Securities Act of 1933 and which is excluded from the definition of an “investment company” under Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a Security.

“Security” or “Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe or to purchase, any of the foregoing. The term “Security” or “Securities” shall not include direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by “money market” mutual funds.

“Supervised Person” means any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) or employee of any of the Companies, and any other persons who provide advice on behalf of any of the Companies relating to the purchase or sale of Securities by an Investment Client and who are subject to any of the Companies’ supervision and control.

“Thornburg Fund” means any series of Thornburg Investment Trust.

“Trust” means Thornburg Investment Trust.

“Trustee” means a Trustee of the Trust.